Exhibit (a)(4)

OFFER TO PURCHASE FOR CASH
UP TO 890,000 ORDINARY SHARES
(INCLUDING ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES)
of
KOOR INDUSTRIES LTD.
by
DISCOUNT INVESTMENT CORPORATION LTD.
Dated August 30, 2006

The Initial Offer Period and Withdrawal Rights will Expire at 10:00 a.m., New York Time, and 5:00 p.m., Israel
Time, on September 21, 2006, Unless the Offer is Extended.

August 30, 2006

To	Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Discount Investment Corporation Ltd. (the “Purchaser”), to act as Information Agent in connection with the Purchaser’s offer to purchase up to 890,000 ordinary shares, par value NIS 0.001 per share (including ordinary shares represented by American Depositary Shares (“ADSs”) (the “Shares”)) of Koor Industries Ltd. (“Koor”), at a price of NIS 225.0 per Share (NIS 45.0 per one ADS), net to the seller in cash, less any required withholding taxes and without interest, upon the terms of, and subject to the conditions to, the Offer Document, dated August 30, 2006 (the “Offer to Purchase”), including Annex D thereto (Information for Holders of American Depositary Shares) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and Letter of Transmittal.

        Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares registered in your name or in the name of your nominee.

        We urge you to contact your clients as promptly as possible. Please note that the initial period of the Offer and withdrawal rights expire at 10:00 a.m., New York time, and 5:00 p.m., Israel Time on September 21, 2006 (the “Initial Completion Date”), unless the Offer is extended.

        Your attention is directed to the following:

        1. The offer price is NIS 225.0 per ordinary share (or for five ADSs collectively representing one underlying ordinary share), net to the seller in cash, less any applicable withholding taxes and without interest. However, all holders of ADSs will be paid solely in United States dollars based on the representative exchange rate of NIS per U.S. dollar as published by the Bank of Israel on the Final Expiration Date (or, if no such exchange rate is published on the Final Expiration Date, the exchange rate published by the Bank of Israel immediately prior to the Final Expiration Date).

        2. The Purchaser has obtained an approval from the Israeli Tax Authority, or the ITA, with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of Shares pursuant to the Offer. Based on the approval, the U.S. Tender Agent, as the Purchaser’s agent, may be required to withhold 15.66% of the gross proceeds payable to shareholders who tender their Shares in the Offer. Accordingly, if your client determines to tender his or her ADSs in the Offer, you should also request instructions as to whether he or she is eligible for (i) an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”) or (ii) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate.

        In general, if your client(s) certifies, by completing the Declaration Form, that it is (1) NOT a “resident of Israel” for purposes of the Israeli Income Tax Ordinance, or (2) a bank, broker or financial institution resident in Israel that (A) is holding the Shares solely on behalf of its beneficial shareholder(s) (so-called “street name” holders), and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by it to its beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer (an “Eligible Israeli Broker”), your client is eligible for an exemption from Israeli withholding tax. See Annex D to the Offer to Purchase (also with respect to U.S. backup withholding taxes).

        The Purchaser, with the assistance of the U.S. Tender Agent and the Depository Trust Company (“DTC”), has established a procedure whereby, if (and only as long as you may tender the ADSs on behalf of your clients pursuant to the Offer) you tender ADSs in the Offer through DTC, you will be able to classify, electronically, the ADSs into the following categories: (1) ADSs that are tendered on behalf of your clients who certified to you, by completing the Declaration Form, that they are eligible for an exemption from Israeli withholding tax (“Category One Shares”), and (2) ADSs that are tendered on behalf of your clients who are not eligible for such exemption.

        By so classifying, through such DTC system, you will be deemed to certify to the U.S. Tender Agent and to the Purchaser that based on a careful review of the Declaration Forms received by you, the ADSs that you classified as Category One Shares, are held by non-Israeli residents and/or Eligible Israeli Broker(s). You are reminded that the ITA has the right to audit the Declaration Forms, and if you refuse, Israeli withholding tax may be imposed. If you fail to meet the deadlines for tendering shares in the offer, make untimely classifications or make incorrect classifications, you will be required to claim any withholding tax directly from the ITA. NOTE: A CLIENT OF YOURS THAT IS AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THE DECLARATION FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF HIS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

        For further details, you may approach either us or DTC.

        3. The Offer is being made for up to 890,000 Shares.

        4. Shareholders may tender their ADSs or deliver Notices of Objection until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on the Initial Completion Date (unless the Offer is extended by the Purchaser). The period from the commencement of the Offer until the Initial Completion Date (as may be extended by the Purchaser) is referred to as the Initial Offer Period.

        5. Promptly following the Initial Completion Date, the Purchaser will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. As required by Israeli law, if the conditions to the Offer are satisfied or, subject to applicable law, waived by the Purchaser, then if, with respect to each Share held by a shareholder:

▶	such shareholder has not yet responded to the Offer,

▶	such shareholder has notified the Purchaser (through you) of his or her objection to the Offer, or

▶	such shareholder has tendered such Share (through you) but have withdrawn (through you) such tender prior to 10:00 a.m., New York time, and 5:00 p.m., Israel Time, on the Initial Completion Date,

        such shareholder will be afforded an additional four calendar-day period following the Initial Completion Date, during which he or she may tender such Share. This additional period is referred to as the Additional Offer Period. These dates will change if the Purchaser decides to extend the Initial Offer Period. Shareholders may withdraw any previously tendered ADSs at any time prior to the completion of the Initial Offer Period (as may be extended). During the Additional Offer Period, you may not withdraw shares tendered during the Initial Offer Period.

        If, with respect to all or any portion of his or her ADSs, a shareholder object to the Offer during the Initial Offer Period and the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, such shareholder may tender such ADSs during the Additional Offer Period, if applicable.

        6. Conditions to the Offer are described in Section 5 to the Offer to Purchase. The Offer is not conditioned on the availability of financing or the approval of the board of directors of Koor.

        7. If more than 890,000 Shares are validly tendered and not properly withdrawn prior to the expiration of the Additional Offer Period (the “Final Expiration Date”), the Purchaser will purchase 890,000 Shares on a pro rata basis from all tendering shareholders. In these circumstances, the number of Shares that the Purchaser will purchase from each tendering shareholder will be based on the total number of Shares validly tendered and not properly withdrawn by all shareholders prior to the Final Expiration Date. Because the Purchaser is not able to issue fractional ADSs, if the Purchaser is required to purchase ADSs on a pro rata basis, the Purchaser will determine the number of ADSs to purchase from each tendering holder by rounding down to the nearest whole ADS the number of ADSs calculated pursuant to the proration.

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        8. The Purchaser will publicly announce in accordance with applicable law, and in any event issue a press release by 3:00 a.m., New York time, or 10:00 a.m., Israel time, on the business day following the Initial Completion Date, stating whether the conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser. Promptly following the Final Expiration Date, the Purchaser will announce the results of the Offer and the proration factor, if any. If the Purchaser is unable to promptly determine the final proration results, the Purchaser will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

Explanation of Notice of Objection. Under Israeli law, the shareholders of Koor may respond to the Offer by accepting the Offer and tendering all or any portion of their Shares in accordance with the Offer to Purchase or by notifying the Purchaser of their objection to the Offer by executing and delivering Notices of Objection. Alternatively, they may simply not respond to the Offer and not tender their Shares. It is a condition to the Offer that on the Initial Completion Date, the aggregate number of Shares tendered in the Offer is greater than the number of Shares represented by Notices of Objection. If this and the other conditions to the Offer have been satisfied or, subject to applicable law, waived by the Purchaser, shareholders will be afforded an additional four calendar days to tender their Shares in the Offer, but Notices of Objection will no longer be accepted.

        IMPORTANT: IF A SHAREHOLDER SUBMITS A NOTICE OF OBJECTION WITH RESPECT TO HIS OR HER SHARES (INCLUDING SHARES REPRESENTED BY ADSs) AND THEREAFTER, DELIVERS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS THOSE SHARES, YOU SHOULD DISREGARD THE NOTICE OF OBJECTION. SIMILARLY, IF A SHAREHOLDER SUBMITS TO YOU A LETTER OF TRANSMITTAL BY WHICH HE OR SHE TENDERS HIS OR HER SHARES AND THEREAFTER, HE OR SHE DELIVERS TO YOU A NOTICE OF OBJECTION WITH RESPECT TO THOSE SHARES, YOU SHOULD DISREGARD THE LETTER OF TRANSMITTAL. IF A SHAREHOLDER SUBMITS A LETTER OF TRANSMITTAL AND A NOTICE OF OBJECTION CONCURRENTLY WITH RESPECT TO THE SAME SHARES, PLEASE DISREGARD THE NOTICE OF OBJECTION.

        Enclosed for your information and for forwarding to your clients for whom you hold ADSs registered in your name or in the name of your nominee, are copies of the following documents:

1. Offer to Purchase including Annex D thereto (Information for Holders of American Depositary Shares);

2. Letter of Transmittal for your use in accepting the Offer and tendering ADSs and for the information of your clients;

3. A letter which may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Offer;

4. Notice of Objection for your use in objecting to the Offer on behalf of your clients;

5. Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”);

6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

7. Return envelope addressed to American Stock Transfer & Trust Company, as U.S. Tender Agent.

        In all cases, payment for ADSs accepted for payment pursuant to the Offer will be made only after timely receipt by the Tender Agent of (1) certificates evidencing the ADSs (or a confirmation of a book-entry transfer of the shares into the U.S. Tender Agent’s account at the DTC), (2) the Letter of Transmittal properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an agent’s message (as described in the Offer to Purchase) and (3) any other required documents. Tender of ADSs through guaranteed delivery procedures is not allowed.

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        The Purchaser will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer (other than to the U.S. Tender Agent and Israeli Depositary, Information Agent and its Israeli counsel). However, the Purchaser will, upon request, reimburse you for customary and reasonable mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will NOT pay or cause to be paid any stock transfer taxes payable with respect to the transfer of shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to the undersigned at our address and telephone numbers set forth below.

        Additional copies of the enclosed material may be obtained from us, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

Very truly yours,

        ENCLOSURES.

        Nothing contained in this letter or in the enclosed documents shall constitute you or any other person as the agent of the Purchaser, the Information Agent or the U.S. Tender Agent, or of any affiliate of any of them, or authorize you or any other person to use any document or to make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

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